Exhibit 99.1

Red Robin Gourmet Burgers Reports Final Results for the Fiscal Fourth Quarter and Year Ended December 25, 2016

Greenwood Village, CO – February 21, 2017 – Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the quarter and year ended December 25, 2016.
Fourth Quarter 2016 Financial Highlights Compared to Fourth Quarter 2015

•	Total revenues were $291.5 million, an increase of 1.8%;

•	Comparable restaurant revenue decreased 4.3%;

•	Adjusted EBITDA was $30.2 million compared to $35.0 million (see Schedule III);

•	GAAP (loss)/earnings per diluted share were $(0.68) compared to $0.84;

•	Adjusted earnings per diluted share were $0.35 compared to $0.86 (see Schedule I); and,

•	The Company repurchased $14.6 million of its common stock.

Fiscal Year 2016 Financial Highlights Compared to Fiscal Year 2015

•	Total revenues were $1.3 billion, an increase of 3.1%;

•	Comparable restaurant revenue decreased 3.3%;

•	Adjusted EBITDA was $142.9 million compared to $148.2 million (see Schedule III);

•	GAAP earnings per diluted share were $0.87 compared to $3.36;

•	Adjusted earnings per diluted share were $2.78 compared to $3.32; and,

•	The Company repurchased $46.1 million of its common stock.
“The changes we made to streamline the team and focus on value, speed and service in the back half of last year have strengthened our business and resulted in significantly improved guest service scores,” said Denny Marie Post, Red Robin Gourmet Burgers, Inc. chief executive officer. “We began this year piloting several off-premise growth initiatives. We will roll out the most promising programs as quickly as possible to support year-over-year earnings growth in the back half of 2017, heavily weighted to the fourth quarter as these programs come together.”
Operating Results
Total revenues, which primarily include Company-owned restaurant revenue and franchise royalties, increased 1.8% to $291.5 million in the fourth quarter of 2016 from $286.3 million in the fourth quarter of 2015. Restaurant revenues increased $19.6 million due to new restaurant openings and acquired restaurants, partially offset by an $11.6 million, or 4.3%, decrease in comparable restaurant revenue and $2.3 million from closed restaurants. Franchise and other revenue decreased $0.6 million, primarily driven by a decrease in the number of franchisees from the same period a year ago.
System-wide restaurant revenue (which includes franchised units) for the fourth quarter of 2016 totaled $347.1 million, compared to $352.1 million for the fourth quarter of 2015.
Comparable restaurant revenue decreased 4.3% in the fourth quarter of 2016 compared to the same period a year ago, driven by a 2.9% decrease in guest counts and a 1.4% decrease in average guest check. Comparable restaurants are those Company-owned restaurants that have operated five full quarters during the period presented, and such restaurants are only included in the comparable metrics if they are comparable for the entirety of both periods presented.
Restaurant-level operating profit margin (a non-GAAP financial measure) was 19.0% in the fourth quarter of 2016 compared to 21.9% in the same period a year ago. The 290 basis point margin decrease in the fourth quarter of 2016 resulted from a 190 basis point increase in labor costs, a 160 basis point increase in other restaurant operating expenses, and a 30 basis point increase in occupancy costs, partially offset by a 90 basis point decrease in cost of sales. Schedule II of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors, and reconciles this metric to income from operations and net income.

Restaurant Revenue Performance (1)

	Q4 2016	Q4 2015
Average weekly sales per unit:
Company-owned – Total	$52,011	$55,104
Company-owned – Comparable	$52,663	$54,964
Franchised units – Comparable	$57,362	$60,114
Total operating weeks:
Company-owned units	5,524	5,092
Franchised units	1,032	1,188
_________________________________________________________

(1)	Excludes Red Robin Burger Works® fast casual restaurants, which had 36 and 120 total operating weeks in the fourth quarter of 2016 and 2015.
Other Results
Depreciation and amortization costs increased to $22.1 million in the fourth quarter of 2016 from $18.5 million in the fourth quarter of 2015. The increased depreciation was primarily related to new restaurants opened and acquired since the fourth quarter of 2015 and restaurants remodeled under the Brand Transformation Initiative.
General and administrative costs were $20.3 million, or 7.0% of total revenues, in the fourth quarter of 2016, compared to $21.3 million, or 7.4% of total revenues in the same period a year ago. The decrease of $1.0 million resulted primarily from decreased incentive compensation and travel and entertainment.
Selling expenses were $9.2 million, or 3.1% of total revenues, in the fourth quarter of 2016, compared to $8.0 million, or 2.8%, of total revenues during the same period in the prior year.
Pre-opening costs were $1.0 million in the fourth quarter of 2016, compared to $2.4 million in the same period a year ago. The decrease was primarily due to timing of restaurant openings.
The Company’s fiscal year 2016 effective tax rate benefit was 144.9%, compared to a 24.6% effective tax rate expense in fiscal year 2015. The change in the effective tax rate is primarily due to a decrease in earnings before income tax as well as an increase in the FICA tip tax credit.
Net loss for the fourth quarter ended December 25, 2016 was $8.8 million compared to net income of $11.7 million for the same period a year ago. Loss per diluted share for the fourth quarter 2016 was $0.68 compared to earnings per diluted share of $0.84 in fourth quarter 2015. For the fiscal year ended December 25, 2016, net income was $11.7 million compared to $47.7 million for the fiscal year ended December 27, 2015. Earnings per diluted share for fiscal year 2016 were $0.87 compared to $3.36 a year ago.
Excluding charges of $0.96 per diluted share for restaurant impairment and closure costs and $0.06 per diluted share for reorganization costs, adjusted earnings per diluted share for the fourth quarter ended December 25, 2016 were $0.35 compared to $0.86 for the same period a year ago. Adjusted net income for fiscal year 2016 was $37.4 million, compared to $47.1 million for the same period a year ago. See Schedule I for a reconciliation of adjusted net income and adjusted earnings per share (each, a non-GAAP financial measure) to net income and earnings per share.
Restaurant Development and Acquisitions
As of the end of the fourth quarter of 2016, there were 465 Company-owned Red Robin restaurants and 86 franchised Red Robin restaurants for a total of 551 restaurants. During the fourth quarter, the Company opened five Red Robin restaurants, bringing the total restaurant openings for the year to 26.
Under the Brand Transformation Initiative, the Company completed 84 restaurant remodels during fiscal year 2016 and has substantially completed the transformation process for Company-owned restaurants.

Balance Sheet and Liquidity
During the fourth quarter of 2016, the Company repurchased 316,076 shares of its common stock for $14.6 million. During fiscal year 2016, the Company repurchased 940,034 shares of its common stock for $46.1 million. As of December 25, 2016, there was approximately $53.9 million remaining under the current board authorization for stock repurchases.
As of December 25, 2016, the Company had cash and cash equivalents of $11.7 million and total debt of $347.8 million, including $11.5 million of capital lease liabilities. The Company funded share repurchases, construction of new restaurants, restaurant remodels, and other capital expenditures with cash flow from operations and incremental borrowings of $31.5 million on its credit facility during the fourth quarter 2016. As of December 25, 2016, the Company had outstanding borrowings under its credit facility of $335.5 million, in addition to amounts issued under letters of credit of $8.8 million, which reduce the amount available under its credit facility but were not recorded as debt.
As of the end of fiscal year 2016, the Company’s lease adjusted leverage ratio was 4.35x. The lease adjusted leverage ratio is defined in Section 1.1 of the Credit Agreement for our credit facility, which is filed as Exhibit 10.32 of our Annual Report on Form 10-K on February 21, 2017.
Outlook for 2017

•	Red Robin’s 2017 fiscal year consists of 53 weeks, which will end on December 31, 2017 (“2017”).

•
The Company expects total revenues to grow between 6% and 8%, comprising comparable revenue growth of 0.5% to 1.5% and increased operating weeks associated with locations opened in 2016 and 2017, as well as the 53rd week in 2017.

•
Cost of sales, as a percentage of restaurant revenue, is projected to improve 25 to 75 basis points versus 2016 due to the benefit of pricing and menu optimization work, partially offset by a slightly inflationary commodity environment.

•
Restaurant labor costs, as a percentage of restaurant revenue, are projected to increase 25 to 75 basis points, driven by minimum wage increases in more highly penetrated markets, higher benefit costs, and restaurant manager bonuses planned at target levels, partially offset by the effect of pricing and improvements in labor productivity.

•	Other operating expenses are expected to be flat to slightly increased, as higher utility costs will be mostly offset by lower repair and maintenance costs.

•	Depreciation and amortization is projected to be slightly less than $95 million.

•
General and administrative expense is projected to be slightly more than $100 million, as incentive compensation planned at target is offset by the effect of restructuring activity that took place in the second half of 2016. Selling expense is expected to be flat as a percent of total revenues as compared to 2016. Pre-opening expense is projected to be approximately $6 million.

•	The Company’s income tax rate is expected between 20% and 22%.

•	EBITDA, including the impact of non-cash stock compensation expense, is expected to range between $145 million and $150 million. EBITDA is a non-GAAP number and defined in Schedule III.

•
Earnings per diluted share is projected to range from $2.70 to $3.00 with approximately 40% expected in the first half of 2017 and 60% in the second half of 2017. The Company expects Q1 earnings per diluted share between $0.40 and $0.60.

•	Overall capital expenditures are projected between $85 million and $95 million. The Company plans to open approximately 17 and close nine Red Robin locations.
The sensitivity of the Company’s earnings per diluted share to a 1% change in guest counts for fiscal year 2017 is estimated to be $0.40 on an annualized basis. Additionally, a 10 basis point change in restaurant-level operating profit margin is expected to impact earnings per diluted share by approximately $0.10, and a change of approximately $160,000 in pre-tax income or expense is equivalent to approximately $0.01 per diluted share.
Investor Day in Denver Scheduled
The Company plans to host Analyst Day events May 22-23, 2017, in Denver, Colo. Additional details on these events will be provided at a later date.
Investor Conference Call and Webcast
Red Robin will host an investor conference call to discuss its fourth quarter 2016 results today at 5:00 p.m. ET. The conference call number is (800) 236-9788, or for international callers (913) 312-0934. The financial information that the Company intends to discuss during the conference call is included in this press release and will be available in the “Company” section of the Company’s website at www.redrobin.com by selecting the “Investor Relations” link, then the “News Releases” link. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast.

To access the supplemental financial information and webcast, please visit www.redrobin.com and select the “Company” section, then the “Investor Relations” link, then the “Presentations” link. A replay of the live conference call will be available from two hours after the call until midnight on Tuesday, February 28, 2017. The replay can be accessed by dialing (877) 870-5176, or (858) 384-5517 for international callers. The conference ID is 6897042.
About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages. Whether a family dining with kids, adults grabbing a drink at the bar, or teens enjoying a meal, Red Robin offers an unparalleled experience for its guests. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts, and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, earning the restaurant a VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant. There are 551 Red Robin restaurants across the United States and Canada, including locations operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram, and Twitter.
Forward-Looking Statements
Forward-looking statements in this press release regarding the Company’s strategic initiatives, future performance, revenues and sales growth and timing thereof, EBITDA, capital investments, anticipated number and timing of new restaurant openings and operating weeks, the anticipated number and timing of restaurant remodels under the Brand Transformation Initiative, anticipated costs, expenses including depreciation and amortization, tax rate, sensitivity of earnings per share and other projected financial measures, statements under the heading “Outlook for 2017”, and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “believe,” “anticipate,” “intend,” “plan,” “project,” “will” or “estimate,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. The Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the effectiveness of the Company’s business improvement initiatives; the ability to fulfill planned, and see the anticipated benefits of completed, expansion and restaurant remodeling; the effectiveness of our Brand Transformation Initiative and other marketing strategies and initiatives to achieve restaurant sales growth; the cost and availability of key food products, labor, and energy; the ability to achieve anticipated revenue and cost savings from anticipated new technology systems and tools in the restaurants and other initiatives; the ability to develop, test, implement and increase online ordering, to-go services, catering and other off-premise sales; availability of capital or credit facility borrowings; the adequacy of cash flows or available debt resources to fund operations and growth opportunities; federal, state, and local regulation of the Company’s business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.
For media relations questions contact:
Brian Farley, Coyne PR
(973) 588-2000
For investor relations questions contact:
Raphael Gross/Dara Dierks, ICR
(203) 682-8200

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Twelve Weeks Ended		Fifty-two Weeks Ended
	December 25, 2016	December 27, 2015	December 25, 2016	December 27, 2015
Revenues:
Restaurant revenue	$287,924	$282,189	$1,280,669	$1,238,898
Franchise royalties, fees and other revenue	3,535	4,111	15,772	18,694
Total revenues	291,459	286,300	1,296,441	1,257,592

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	65,646	66,825	298,249	304,637
Labor	101,107	93,551	439,232	403,517
Other operating	41,531	36,260	173,977	154,344
Occupancy	24,884	23,846	107,408	100,007
Depreciation and amortization	22,117	18,493	86,695	77,374
General and administrative	20,337	21,257	96,517	103,005
Selling	9,169	8,027	40,342	40,074
Pre-opening costs and acquisition costs	1,033	2,445	8,025	7,008
Asset impairment and restaurant closure costs	20,420	581	34,426	581
Total costs and expenses	306,244	271,285	1,284,871	1,190,547

Income (loss) from operations	(14,785)	15,015	11,570	67,045

Other expense:
Interest expense, net and other	2,046	747	6,782	3,809

Income (loss) before income taxes	(16,831)	14,268	4,788	63,236
(Benefit) provision for income taxes	(8,079)	2,577	(6,937)	15,532
Net income (loss)	$(8,752)	$11,691	$11,725	$47,704
Earnings (loss) per share:
Basic	$(0.68)	$0.85	$0.88	$3.40
Diluted	$(0.68)	$0.84	$0.87	$3.36
Weighted average shares outstanding:
Basic	12,869	13,798	13,332	14,042
Diluted	12,869	13,952	13,462	14,216

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	(Unaudited) December 25, 2016	December 27, 2015
Assets:
Current Assets:
Cash and cash equivalents	$11,732	$22,705
Accounts receivable, net	24,166	27,760
Inventories	29,899	28,223
Prepaid expenses and other current assets	27,049	18,052
Total current assets	92,846	96,740

Property and equipment, net	656,439	603,686
Goodwill	95,935	81,957
Intangible assets, net	42,270	39,573
Other assets, net	31,055	18,023
Total assets	$918,545	$839,979

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$13,740	$23,392
Construction related payables	12,862	28,692
Accrued payroll and payroll related liabilities	34,703	47,587
Unearned revenue	50,199	48,392
Accrued liabilities and other	29,505	29,610
Total current liabilities	141,009	177,673

Deferred rent	72,431	66,470
Long-term debt	336,375	202,875
Long-term portion of capital lease obligations	10,805	7,441
Other non-current liabilities	9,872	11,209
Total liabilities	570,492	465,668

Stockholders’ Equity:
Common stock; $0.001 par value: 45,000 shares authorized; 17,851 and 17,851 shares issued; 12,828 and 13,628 shares outstanding	18	18
Preferred stock, $0.001 par value: 3,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock 5,023 and 4,223 shares, at cost	(207,720)	(167,339)
Paid-in capital	208,022	205,995
Accumulated other loss, net of tax	(5,008)	(5,379)
Retained earnings	352,741	341,016
Total stockholders’ equity	348,053	374,311
Total liabilities and stockholders’ equity	$918,545	$839,979

Schedule I
Reconciliation of Non-GAAP Results to GAAP Results
(In thousands, except per share data)

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the 12 and 52 weeks ended December 25, 2016 and December 27, 2015, net income and basic and diluted earnings per share, excluding the effects of litigation contingencies, asset impairment and restaurant closure costs, reorganization costs, a change in accounting estimate for gift card breakage, and the related income tax effects. The Company believes the presentation of net income and earnings per share exclusive of the identified item gives the reader additional insight into the ongoing operational results of the Company. This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein. Income tax expense related to the change in accounting estimate was calculated based on the change in the total tax provision calculation after adjusting for the identified item. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Twelve Weeks Ended		Fifty-two Weeks Ended
	December 25, 2016	December 27, 2015	December 25, 2016	December 27, 2015
Net income (loss) as reported	$(8,752)	$11,691	$11,725	$47,704
Asset impairment and restaurant closure costs	20,420	581	34,426	581
Litigation contingencies	—	—	3,900	—
Reorganization costs	1,322	—	1,322	—
Change in estimate for gift card breakage	—	—	—	(1,369)
Income tax (expense) benefit	(8,470)	(227)	(13,972)	212
Adjusted net income	$4,520	$12,045	$37,401	$47,128

Basic net income (loss) per share:
Net income (loss) as reported	$(0.68)	$0.85	$0.88	$3.40
Asset impairment and restaurant closure costs	1.59	0.04	2.58	0.04
Litigation contingencies	—	—	0.29	—
Reorganization costs	0.10	—	0.10	—
Change in estimate for gift card breakage	—	—	—	(0.10)
Income tax (expense) benefit	(0.66)	(0.02)	(1.05)	0.02
Adjusted earnings per share - basic	$0.35	$0.87	$2.80	$3.36

Diluted net income per share(1):
Net income (loss) as reported	$(0.68)	$0.84	$0.87	$3.36
Asset impairment and restaurant closure costs	1.58	0.04	2.56	0.04
Litigation contingencies	—	—	0.29	—
Reorganization costs	0.10	—	0.10	—
Change in estimate for gift card breakage	—	—	—	(0.09)
Income tax (expense) benefit	(0.65)	(0.02)	(1.04)	0.01
Adjusted earnings per share - diluted	$0.35	$0.86	$2.78	$3.32

Weighted average shares outstanding
Basic	12,869	13,798	13,332	14,042
Diluted	12,983	13,952	13,462	14,216
(1) For the fourth quarter of 2016, the impact of dilutive shares is included in the calculations as the adjustments for the quarter resulted in adjusted net income. The calculation for Asset impairment and restaurant closure costs includes $0.01 related to the effect of the diluted shares on net loss per share as reported. For diluted shares reported on the condensed consolidated statement of operations, the impact of dilutive shares is excluded due to the reported net loss for the quarter.

Schedule II
Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income (Loss)
from Operations and Net Income (Loss)
(In thousands)
The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenue minus restaurant-level operating costs, excluding restaurant impairment and closure costs. The measure includes restaurant-level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance, and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general, and administrative costs, and therefore excludes occupancy costs associated with selling, general, and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies in our industry. The table below sets forth certain unaudited information for the 12 and 52 weeks ended December 25, 2016 and December 27, 2015, expressed as a percentage of total revenues, except for the components of restaurant-level operating profit, which are expressed as a percentage of restaurant revenue.

	Twelve Weeks Ended				Fifty-two Weeks Ended
	December 25, 2016		December 27, 2015		December 25, 2016		December 27, 2015
Restaurant revenue	$287,924	98.8%	$282,189	98.6%	$1,280,669	98.8%	$1,238,898	98.5%
Restaurant operating costs (1):
Cost of sales	65,646	22.8%	66,825	23.7%	298,249	23.3%	304,637	24.6%
Labor	101,107	35.1%	93,551	33.2%	439,232	34.3%	403,517	32.6%
Other operating	41,531	14.4%	36,260	12.8%	173,977	13.6%	154,344	12.4%
Occupancy	24,884	8.7%	23,846	8.4%	107,408	8.4%	100,007	8.1%
Restaurant-level operating profit	54,756	19.0%	61,707	21.9%	261,803	20.4%	276,393	22.3%

Add – Franchise royalties, fees and other revenue	3,535	1.2%	4,111	1.4%	15,772	1.2%	18,694	1.5%
Deduct – other operating:
Depreciation and amortization	22,117	7.6%	18,493	6.5%	86,695	6.7%	77,374	6.2%
General and administrative expenses	20,337	7.0%	21,257	7.4%	96,517	7.4%	103,005	8.2%
Selling	9,169	3.1%	8,027	2.8%	40,342	3.1%	40,074	3.2%
Pre-opening & acquisition costs	1,033	0.4%	2,445	0.9%	8,025	0.6%	7,008	0.6%
Asset impairment and restaurant closure costs	20,420	7.0%	581.0	0.2%	34,426	2.7%	581	0.0%
Total other operating	73,076	25.1%	50,803	17.8%	266,005	20.5%	228,042	18.2%

Income (loss) from operations	(14,785)	(5.1)%	15,015	5.2%	11,570	0.9%	67,045	5.3%

Interest expense, net and other	2,046	0.7%	747	0.2%	6,782	0.5%	3,809	0.3%
Income tax (benefit) expense	(8,079)	(2.8)%	2,577	0.9%	(6,937)	(0.5)%	15,532	1.2%
Total other	(6,033)	(2.1)%	3,324	1.1%	(155)	0.0%	19,341	1.5%

Net income (loss)	$(8,752)	(3.0)%	$11,691	4.1%	11,725	0.9%	47,704	3.8%

(1)	Excluding depreciation and amortization, which is shown separately.
Certain percentage amounts in the table above do not total due to rounding as well as the fact that components of restaurant-level operating profit are expressed as a percentage of restaurant revenue and not total revenues.

Schedule III
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
(In thousands, unaudited)

The Company defines EBITDA as net income (loss) before interest expense, provision for income taxes, depreciation and amortization, and non-cash stock based compensation. EBITDA and adjusted EBITDA are presented because the Company believes that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations without the effect of non-cash charges such as depreciation and amortization expenses and asset disposals, stock-based compensation, and asset impairment and restaurant closure charges. EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies in our industry or otherwise. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations shown in the table below. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items. We have not provided a reconciliation of our adjusted EBITDA outlook to the most comparable GAAP measure of net income. Providing net income guidance is potentially misleading and not practical given the difficulty of projecting event driven transactional and other non-core operating items that are included in net income, including asset impairments and income tax valuation adjustments. The reconciliations of adjusted EBITDA to net income for the historical periods presented below are indicative of the reconciliations that will be prepared upon completion of the periods covered by the non-GAAP guidance.

	Twelve Weeks Ended		Fifty-two Weeks Ended
	December 25, 2016	December 27, 2015	December 25, 2016	December 27, 2015
Net income (loss) as reported	$(8,752)	$11,691	$11,725	$47,704
Interest expense, net	2,161	959	7,193	3,629
(Benefit) provision for income taxes	(8,079)	2,577	(6,937)	15,532
Depreciation and amortization	22,117	18,493	86,695	77,374
Non-cash stock based compensation	961	681	4,545	4,724
EBITDA	8,408	34,401	103,221	148,963

Asset impairment and restaurant closure costs	20,420	581	34,426	581
Litigation contingencies	—	—	3,900	—
Reorganization costs	1,322	—	1,322	—
Change in estimate for gift card breakage	—	—	—	(1,369)
Adjusted EBITDA	$30,150	$34,982	$142,869	$148,175